Exhibit 99.1
February 5, 2020

Echo Global Logistics Reports Fourth Quarter and Full Year 2019 Results
CHICAGO, Feb. 5, 2020 /PRNewswire/ -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter and full year ended December 31, 2019.
“I’m proud of the results we posted this year in light of the challenging freight market, triggered by excess truckload capacity throughout much of the year. I am particularly excited about the year over year volume growth we've seen in early January, and believe the freight cycle will improve in 2020,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. “Entering 2020 we will continue to invest in technology to drive interactions with our shippers and carriers, while improving efficiency for our employees.”

Fourth Quarter 2019 Highlights

•Revenue decreased 8.8% to $531.7 million from the fourth quarter of 2018; net revenue(1) decreased 12.4% to $89.7 million from the fourth quarter of 2018
•Transactional revenue decreased 8.5% to $411.2 million and Managed Transportation revenue decreased 9.8% to $120.5 million from the fourth quarter of 2018
•Net income decreased to $1.4 million, compared to $6.9 million in the fourth quarter of 2018
•Fully diluted EPS decreased to $0.05 in the fourth quarter of 2019; non-GAAP fully diluted EPS(1) decreased to $0.26 in the fourth quarter of 2019
•Adjusted EBITDA(1) decreased to $17.5 million, compared to $25.6 million in the fourth quarter of 2018

Full Year 2019 Highlights

•Revenue decreased 10.4% to $2.2 billion from 2018; net revenue(1) decreased 8.2% to $386 million from 2018
•Transactional revenue decreased 12.0% to $1.7 billion and Managed Transportation revenue decreased 4.6% to $500 million from 2018
•Net revenue margin(1) increased to 17.7% in 2019 from 17.2% in 2018
•Net income decreased to $14.8 million, compared to $28.7 million in 2018
•Fully diluted EPS decreased to $0.55 in 2019; non-GAAP fully diluted EPS(1) decreased to $1.45 in 2019
•Adjusted EBITDA(1) decreased to $84.1 million, compared to $100.2 million in 2018
_______________________________
(1) Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this Press Release.

Exhibit 99.1
Summarized financial results and select operating metrics follow:

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% change	2019	2018	% change
Dollars in millions, except per share data	(unaudited)			(unaudited)
Transactional revenue	$411.2	$449.3	(8.5)%	$1,684.9	$1,915.6	(12.0)%
Managed Transportation revenue	120.5	133.6	(9.8)%	500.1	524.1	(4.6)%
Revenue	531.7	583.0	(8.8)%	2,185.0	2,439.7	(10.4)%

Transportation costs	442.0	480.5	(8.0)%	1,798.9	2,019.3	(10.9)%
Net revenue (1)	89.7	102.4	(12.4)%	386.0	420.4	(8.2)%

Commission expense	26.8	31.1	(13.8)%	117.0	126.8	(7.8)%
Change in contingent consideration	0.5	0.3	95.0%	1.1	0.4	156.2%
Acquisition-related transaction costs	—	0.0	(100.0)%	—	0.3	(100.0)%
Stock compensation expense	2.4	2.2	10.6%	10.2	9.3	9.7%
Other selling, general and administrative	45.3	45.7	(0.9)%	184.9	193.4	(4.4)%
Selling, general and administrative expense	75.1	79.3	(5.3)%	313.1	330.2	(5.2)%

Depreciation	6.7	6.2	8.6%	26.6	23.6	12.6%
Amortization	2.8	3.3	(14.4)%	11.8	13.0	(9.4)%
Depreciation and amortization	9.5	9.5	0.7%	38.4	36.6	4.8%

Income from operations	5.1	13.7	(62.9)%	34.5	53.6	(35.6)%

Cash interest expense	1.3	1.5	(18.1)%	5.3	6.5	(18.2)%
Non-cash interest expense	1.6	2.7	(41.7)%	7.3	9.1	(19.1)%
Interest expense, net	2.8	4.3	(33.1)%	12.6	15.5	(18.7)%
Income before provision for income taxes	2.2	9.4	(76.3)%	21.9	38.0	(42.5)%
Income tax expense	(0.8)	(2.5)	(68.2)%	(7.0)	(9.3)	(24.4)%
Net income	$1.4	$6.9	(79.3)%	$14.8	$28.7	(48.3)%

Fully diluted EPS	$0.05	$0.25	(78.2)%	$0.55	$1.03	(46.2)%
Diluted shares	26.6	27.9		26.8	27.9
Note: Amounts may not foot due to rounding.
(1)See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this Press Release.

Exhibit 99.1

	Three Months Ended December 31,				Year Ended December 31,
Reconciliation of Non-GAAP Financial Measures	2019	2018	% change		2019	2018	% change
Dollars in millions, except per share data	(unaudited)				(unaudited)
Revenue	$531.7	$583.0	(8.8)%		$2,185.0	$2,439.7	(10.4)%
Transportation costs	442.0	480.5	(8.0)%		1,798.9	2,019.3	(10.9)%
Net revenue (1)	$89.7	$102.4	(12.4)%		$386.0	$420.4	(8.2)%

Net income	$1.4	$6.9	(79.3)%		$14.8	$28.7	(48.3)%
Depreciation	6.7	6.2	8.6%		26.6	23.6	12.6%
Amortization	2.8	3.3	(14.4)%		11.8	13.0	(9.4)%
Non-cash interest expense	1.6	2.7	(41.7)%		7.3	9.1	(19.1)%
Cash interest expense	1.3	1.5	(18.1)%		5.3	6.5	(18.2)%
Income tax expense	0.8	2.5	(68.2)%		7.0	9.3	(24.4)%
EBITDA (1)	$14.6	$23.1	(36.9)%		$72.9	$90.2	(19.2)%
Acquisition-related transaction costs	—	0.0	(100.0)%		—	0.3	(100.0)%
Change in contingent consideration	0.5	0.3	95.0%		1.1	0.4	156.2%
Stock compensation expense	2.4	2.2	10.6%		10.2	9.3	9.7%
Adjusted EBITDA (1)	$17.5	$25.6	(31.5)%		$84.1	$100.2	(16.0)%

Fully diluted EPS	$0.05	$0.25	(78.2)%		$0.55	$1.03	(46.2)%
Change in contingent consideration	0.02	0.01	104.7%		0.04	0.01	166.7%
Amortization	0.11	0.12	(10.1)%		0.44	0.47	(5.6)%
Acquisition-related transaction costs	—	0.00	(100.0)%		—	0.01	(100.0)%
Non-cash interest expense	0.06	0.10	(38.8)%		0.27	0.33	(15.8)%
Stock compensation expense	0.09	0.08	16.1%		0.38	0.33	14.2%
Tax effect of adjustments	(0.07)	(0.08)	(11.9)%		(0.23)	(0.30)	(21.6)%
Non-GAAP fully diluted EPS (1)	$0.26	$0.47	(44.9)%		$1.45	$1.88	(22.7)%

Operating Metrics
Net revenue margin (1)	16.9%	17.6%	(70)	bps	17.7%	17.2%	44	bps
Total employees	2,539	2,595	(2.2)%		2,539	2,595	(2.2)%
Sales employees and agents	1,669	1,716	(2.7)%		1,669	1,716	(2.7)%
Truckload (TL) revenue %	66.2%	68.0%	(176)	bps	65.8%	69.1%	(333)	bps
Less than Truckload (LTL) revenue %	29.9%	28.2%	172	bps	29.6%	26.2%	343	bps
Note: Amounts may not foot due to rounding.
(1) See the "Non-GAAP Financial Measures" section of this Press Release for the definition and a discussion of each Non-GAAP financial measure.

2020 Full Year and First Quarter Guidance
"We expect full year 2020 revenue to be in the range of $2.25 billion to $2.45 billion," said Kyle Sauers, Chief Financial Officer of Echo. "We also expect first quarter revenue to be between $530 million and $570 million."

Exhibit 99.1
Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on February 5, 2020 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 5145418. The audio replay will be available through February 12, 2020.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, net revenue margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Net revenue is calculated as revenue less transportation costs. Net revenue margin is calculated as net revenue (as previously defined) divided by revenue. EBITDA is defined as net income excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the effects of acquisition-related transaction costs, changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, acquisition-related transaction costs, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, net revenue margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the SEC.

Exhibit 99.1

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
In thousands, except per share data	(unaudited)		(unaudited)
Revenue	$531,677	$582,978	$2,184,977	$2,439,701

Costs and expenses:
Transportation costs	441,995	480,546	1,798,944	2,019,337
Selling, general and administrative expenses	75,074	79,289	313,129	330,160
Depreciation and amortization	9,532	9,470	38,387	36,638
Income from operations	5,076	13,673	34,517	53,566
Interest expense, net	(2,850)	(4,262)	(12,639)	(15,546)
Income before provision for income taxes	2,226	9,411	21,878	38,020
Income tax expense	(787)	(2,475)	(7,032)	(9,296)
Net income	$1,439	$6,935	$14,846	$28,723

Basic EPS	$0.05	$0.25	$0.56	$1.04
Diluted EPS	$0.05	$0.25	$0.55	$1.03
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2019	December 31, 2018
In thousands	(unaudited)
Cash and cash equivalents	$34,626	$40,281
Accounts receivable, net of allowance for doubtful accounts	286,989	337,426
Other current assets	14,578	16,025
Total noncurrent assets	490,473	484,593
Total assets	$826,666	$878,325

Accounts payable	$187,524	$216,280
Other current liabilities	42,885	50,627
Convertible notes, net	156,298	183,168
Other noncurrent liabilities	56,646	38,319
Stockholders’ equity	383,312	389,932
Total liabilities and stockholders’ equity	$826,666	$878,325
Note: Amounts may not foot due to rounding.

Exhibit 99.1
Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018
In thousands	(unaudited)
Net cash provided by operating activities	$84,532	$94,245
Net cash used in investing activities	(23,959)	(31,821)
Net cash used in financing activities	(66,229)	(45,657)
(Decrease) Increase in cash and cash equivalents	(5,656)	16,766
Cash and cash equivalents, beginning of period	40,281	23,515
Cash and cash equivalents, end of period	$34,626	$40,281
Note: Amounts may not foot due to rounding.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading Fortune 1000 provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve 35,000 clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695

Zach Jecklin
SVP of Strategy
Echo Global Logistics
312-784-2046

MEDIA CONTACT:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132